Exhibit 23.1

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 28, 2026, with respect to the consolidated financial statements of Xtend Reality Expansion Ltd. included in the Registration Statement on Form S-4 of Xtend AI Robotics, Inc. and the related information statement/prospectus for the registration of its shares of common stock.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel Aviv, Israel

April 28, 2026